Exhibit 99.1

Contact:	David Felsenthal Chief Financial Officer 202.266.5876 jacobsg@advisory.com	The Advisory Board Company 2445 M Street, N.W. Washington, D.C. 20037 www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FIRST QUARTER RESULTS FOR FISCAL 2005

Company Reports Quarterly Revenue Growth of 16%; Announces New Research Program;
CEO Frank Williams to Succeed Jeff Zients as Board Chairman

WASHINGTON, D.C. — (July 26, 2004) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the first quarter of its fiscal year ending March 31, 2005. For the quarter, revenues increased 16% to $33.0 million, from $28.4 million for the first quarter of fiscal 2004. Net income was $5.6 million, or $0.29 per diluted share, compared to $4.4 million, or $0.24 per diluted share, for the same period a year ago. Pro forma net income for the quarter, which excludes special compensation and stock option related expenses, was also $5.6 million or $0.29 per diluted share, compared to $4.6 million, or $0.25 per diluted share for the same period a year ago. Contract value grew 16% to $130.7 million as of June 30, 2004, up from $113.1 million as of June 30, 2003.

Frank Williams, Chief Executive Officer of The Advisory Board Company, commented, “We are pleased with our financial results for the first quarter as we achieved 16% revenue growth and earnings per diluted share of $0.29, exceeding our targets in a challenging environment. Our network of over 2,300 members and our ability to align our research around our members’ most pressing concerns is the basis for our continued success. The Advisory Board remains the most cost effective alternative for senior healthcare executives seeking proven best practices to address their most important strategic and operational issues.”

Mr. Williams continued, “I am also pleased to announce the launch of our latest research membership initiative, the Human Resources Strategy Program. This new research program offers health care human resources executives the tools to link human resource investments to business strategy in order to enhance organizational performance. Through best practice research, sophisticated survey methodology, and topic-based collaboratives, the program offers an array of tools to facilitate more effective decision-making issues. We have already established a strong charter membership for the program, including the Johns Hopkins Health System, Emory Healthcare, Scripps Healthcare, Seton Healthcare Network in Texas and the University of Wisconsin Hospitals and Clinics. The program is off to a strong start and we are excited about its potential.”

Share Repurchase

During the three months ended June 30, 2004, the Company repurchased 291,166 shares of its common stock at a total cost of approximately $10.0 million.

Outlook for Remainder of Calendar Year 2004

The Company reiterated its previously announced guidance for the next calendar quarter of $34.5 million of revenue and pro forma earnings per diluted share of $0.30. Combined with results from the first half of calendar year 2004, the Company’s full calendar year revenue and pro forma earnings per diluted share guidance is $135.6 million and $1.20 respectively.

Exhibit 99.1

Board Developments

In other news, the Company announced today that its Board of Directors will be naming Mr. Williams to serve as Chairman of the Board, succeeding Jeffrey D. Zients, effective at the Company’s next annual meeting scheduled for November 15, 2004. Mr. Zients asked that he not be considered for re-nomination to the Board as he will be devoting more time to other responsibilities. Mr. Williams commented, “Jeff Zients has provided strong leadership and guidance to The Advisory Board throughout his tenure with the firm and I want to thank him for his tremendous contributions.” Mr. Williams will remain as the Company’s Chief Executive Officer. Kelt Kindick, one of the Company’s independent directors and Chair of the Board’s Governance Committee, will assume the newly created position of Lead Director in November.

The Company also announced that Michael A. D’Amato also asked that he not be considered for re-nomination to the Board and will be leaving the Board when his term expires. Mr. Williams added, “Mike has provided significant value to the firm over the last several years and we wish him the best in the future.”

The Company will hold an investor conference call to discuss its first quarter performance this evening, July 26, 2004, at 6:00 p.m. Eastern Daylight Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Other Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-599-9829 and the access code is 36816103. Investors are advised to log in or dial in at least five minutes prior to the web cast to register. The web cast will be archived on the Company’s web site for seven days, from 8:00 p.m. Monday, July 26th until 8:00 p.m. Monday, August 2nd.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of over 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company presents pro forma results to provide comparisons with prior periods in a manner it believes would be consistent if it had been a public company prior to fiscal 2002. Pro forma results exclude special compensation and stock option related expense. A reconciliation between pro forma and GAAP results is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2004 to GAAP as stock option related expense is dependent upon a number of unknown factors, including future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER OPERATING STATISTICS
(In thousands, except per share data)

	Three Months Ending		Selected Growth Rates
	June 30,
	2004	2003
Statements of Operations
Revenues	$33,025	$28,449	16.1%

Cost of services	13,674	11,617
Member relations and marketing	6,516	5,552
General and administrative	3,927	3,692
Depreciation and loss on disposal of assets	392	404
Special compensation and stock option related expense	—	321

Income from operations	8,516	6,863
Interest income	893	581

Income before provision for income taxes	9,409	7,444
Provision for income taxes	(3,811)	(3,014)

Net income	$5,598	$4,430

Earnings per share
Basic	$0.31	$0.29
Diluted	$0.29	$0.24	20.8%
Weighted average common shares outstanding
Basic	17,802	15,116
Diluted	19,425	18,325

Percentages of Revenues
Cost of services	41.4%	40.8%
Member relations and marketing	19.7%	19.5%
General and administrative	11.9%	13.0%
Depreciation and loss on disposal of assets	1.2%	1.4%
Income from operations	25.8%	24.1%
Net income	17.0%	15.6%

Contract Value (at end of period)	$130,710	$113,075	15.6%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1):
Income from operations	$8,516	$6,863
Special compensation and stock option related expense	—	321

Pro forma income from operations	8,516	7,184
Interest income	893	581

Pro forma income before provision for income taxes	9,409	7,765
Pro forma provision for income taxes	(3,811)	(3,145)

Pro forma net income	$5,598	$4,620

Pro forma earnings per share
Basic	$0.31	$0.31
Diluted	$0.29	$0.25	16.0%

Percentages of Revenues
Pro forma income from operations (1)	25.8%	25.3%
Pro forma net income (1)	17.0%	16.2%

(1)	Excludes special compensation and stock option related expense.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2004	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,095	$41,389
Marketable securities	—	3,737
Membership fees receivable, net	20,513	14,338
Prepaid expenses and other current assets	3,341	3,121
Deferred income taxes	17,312	17,123
Deferred incentive compensation	2,602	2,375

Total current assets	66,863	82,083
Fixed assets, net	9,797	6,701
Deferred income taxes, net of current portion	17,955	20,532
Marketable securities	101,670	94,683

Total assets	$196,285	$203,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$71,555	$72,410
Accounts payable and accrued liabilities	8,292	8,262
Accrued incentive compensation	5,677	7,704

Total current liabilities	85,524	88,376
Long-term liabilities:
Other liabilities	1,390	—

Total liabilities	86,914	88,376

Stockholders’ equity:
Common stock	183	183
Additional paid-in capital	88,986	88,885
Retained earnings	43,292	37,694
Accumulated elements of comprehensive income	(952)	1,031
Treasury stock	(22,138)	(12,170)

Total stockholders’ equity	109,371	115,623

Total liabilities and stockholders’ equity	$196,285	$203,999

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$5,598	$4,430
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	392	404
Deferred income taxes	3,736	3,003
Amortization of marketable securities premiums	209	185
Changes in operating assets and liabilities:
Member fees receivable	(6,175)	(3,136)
Prepaid expenses and other current assets	(220)	324
Deferred incentive compensation	(227)	(27)
Deferred revenues	(855)	(143)
Accounts payable and accrued liabilities	30	522
Accrued incentive compensation	(2,027)	(2,110)
Other liabilities	1,390	—

Net cash flows provided by operating activities	1,851	3,452

Cash flows from investing activities:
Purchases of property and equipment	(3,488)	(137)
Redemption of marketable securities	5,713	6,000
Purchase of marketable securities	(12,500)	(11,059)

Net cash flows used in investing activities	(10,275)	(5,196)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	17	3,515
Purchases of treasury stock	(9,968)	—
Proceeds on issuance of stock under ESPP	81	79

Net cash flows (used in) provided by financing activities	(9,870)	3,594

Net (decrease) increase in cash and cash equivalents	(18,294)	1,850
Cash and cash equivalents, beginning of period	41,389	33,301

Cash and cash equivalents, end of period	$23,095	$35,151